Exhibit 10.3

AT&T INC.

STOCK PURCHASE AND DEFERRAL PLAN

Adopted November 19, 2004
As amended through July 28, 2022

Article 1 - Statement of Purpose

The purpose of the Stock Purchase and Deferral Plan (“Plan”) is to increase stock ownership by, and to provide savings opportunities to, a select group of management employees of AT&T Inc. (“AT&T”) and its Subsidiaries.

Article 2 - Definitions

For the purpose of this Plan, the following words and phrases shall have the meanings indicated, unless the context indicates otherwise:

Annual Bonus. The award designated the “Annual Bonus” by AT&T (including but not limited to an award that may be paid in more frequent installments than annually), together with any individual discretionary award made in connection therewith, or comparable awards, if any, determined by AT&T to be used in lieu of these awards.
    Base Compensation. The following types of cash-based compensation paid by an Employer (but not including payments made by a non-Employer, such as state disability payments), before reduction due to any contribution pursuant to this Plan or reduction pursuant to any deferral plan of an Employer, including but not limited to a plan that includes a qualified cash or deferral arrangement under Section 401(k) of the Code:

(a)base salary;

    (b) lump sum payments in lieu of a base salary increase; and

(c) Annual Bonus.

Payments by an Employer under a disability plan made in lieu of any compensation described above shall be deemed to be a part of the respective form of compensation it replaces for purposes of this definition. Base Compensation does not include zone allowances or any other geographical differential and shall not include payments made in lieu of unused vacation or other paid days off, and such payments shall not be contributed to this Plan.

Determinations by AT&T (the Committee with respect to Officer Level Employees) of the items that make up Base Compensation shall be final. The Committee may, from time to time, add or subtract types of compensation to or from the definition of “Base Compensation” provided, however, any such addition or subtraction shall be effective only with respect to the next period in which a Participant may make an election to establish a Share Deferral Account. Base Compensation that was payable in a prior Plan Year but paid in a later Plan Year shall not be used to determine Employee Contributions or Matching Contributions in such later Plan Year.

Business Day. Any day during regular business hours that AT&T is open for business.

Change in Control. With respect to AT&T’s direct and indirect ownership of an Employer, a “Change in the effective control of a Corporation,” as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(A)(1), regardless of whether the Employer is a corporation or non corporate entity as permitted by the regulation, and using “50 percent” in lieu of “30 percent” in such regulation. A Change in Control will not apply to AT&T itself.

Chief Executive Officer. The Chief Executive Officer of AT&T Inc.

    Code. References to the Code shall be to provisions of the Internal Revenue Code of 1986, as amended, including regulations promulgated thereunder and successor provisions. Similarly, references to regulations shall include amendments and successor provisions.

Committee. The Human Resources Committee of the Board of Directors of AT&T Inc.

Disability. Absence of an Employee from work with an Employer under the relevant Employer's disability plan.

Eligible Employee. An Employee who:
(a) is a full or part time, salaried Employee of AT&T or an Employer in which AT&T has a direct or indirect 100% ownership interest and who is on active duty or Leave of Absence (but only while such Employee is deemed by the Employer to be an Employee of such Employer);

(b) is, as determined by AT&T, a member of Employer's “select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder (“ERISA”), which is deemed to include each Officer Level Employee; and

(c) has an employment status which has been approved by AT&T to be eligible to participate in this Plan or is an Officer Level Employee.
Notwithstanding the foregoing, AT&T (the Committee with respect to Officer Level Employees) may, from time to time, exclude any Employee or group of Employees from being deemed an “Eligible Employee” under this Plan.

In the event a court or other governmental authority determines that an individual was improperly excluded from the class of persons who would be permitted to make Employee Contributions during a particular time for any reason, that individual shall not be permitted to make such contributions for purposes of the Plan for the period of time prior to such determination.

    Employee. Any person employed by an Employer and paid on an Employer’s payroll system, excluding persons hired for a fixed maximum term and excluding persons who are neither citizens nor permanent residents of the United States, all as determined by AT&T. For purposes of this Plan, a person on Leave of Absence who otherwise would be an Employee shall be deemed to be an Employee.
Employee Contributions. Amounts credited to a Share Deferral Account pursuant to Section 4.1 (Election to Make Contributions) of the Plan.

Employer. AT&T Inc. or any of its Subsidiaries.

Exercise Price. The price per share of Stock purchasable under an Option.

    Fair Market Value or FMV. In valuing Stock or any other item subject to valuation under this Plan, the Committee may use such index or measurement as the Committee may reasonably determine from time to time, and such index or measurement shall be the FMV of such Stock or other item, provided that for purposes of determining the Exercise Price of Stock Options, the Committee shall use a value consistent with the requirements of Section 409A. In the absence of such action by the Committee, FMV means, with respect to Stock, the closing price on the New York Stock Exchange (“NYSE”) of the Stock on the relevant date, or if on such date the Stock is not traded on the NYSE, then the closing price on the immediately preceding date such Stock is so traded.

Leave of Absence. Where a person is absent from employment with an Employer on a leave of absence, military leave, sick leave, or Disability where the leave is given in order to prevent a break in the continuity of term of employment, and permission for such leave is granted (and not revoked) in conformity with the rules of the Employer that employs the individual, as adopted from time to time, and the Employee is reasonably expected to return to service. Except as set forth below, the leave shall not exceed six (6) months for purposes of this Plan, and the Employee shall Terminate Employment upon termination of such leave if the Employee does not return to work prior to or upon expiration of such six (6) month period, unless the individual retains a right to reemployment under law or by contract. A twenty-nine (29) month limitation shall apply in lieu of such six (6) month limitation if the leave is due to the Employee being "disabled" (within the meaning of Treasury Regulation §1.409A-3(i)(4)). A Leave of Absence shall not commence or shall be deemed to cease under the Plan where the Employee has incurred a Termination of Employment.

    Officer Level Employee. Any executive officer of AT&T, as that term is used under the Securities Exchange Act of 1934, as amended, and any Employee that is an “officer level” Employee for compensation purposes as shown on the records of AT&T.

Options or Stock Options. Options to purchase Stock issued pursuant to this Plan.

Participant. An Employee or former Employee who participates in this Plan.

Plan Year. Each of the following shall be a Plan Year: the period January 1, 2005, through January 15, 2006; the period January 16, 2006, through December 31, 2006; and, for all later Plan Years, it is defined as the period from January 1 through December 31.

Retirement or Retire. Termination of Employment on or after the earlier of the following dates, unless otherwise provided by the Committee: (a) for Officer Level Employees, the date the Participant is at least age 55 and has five (5) years of Net Credited Service; or (b) the date the Participant has attained one of the following combinations of age and Net Credited Service:

Net Credited Service          Age
        10 years or more        65 or older
        20 years or more        55 or older
        25 years or more        50 or older
        30 years or more        Any age

For purposes of this Plan only, Net Credited Service shall be calculated in the same manner as “Pension Eligibility Service” under the AT&T Pension Benefit Plan – Nonbargained Program (“Pension Plan”), as amended from time to time, except that service with an Employer shall be counted as though the Employer were a “Participating Company” under the Pension Plan and the Employee was a participant in the Pension Plan.

Senior Manager. Any Employee who is a “senior manager” for compensation purposes as shown on the records of AT&T.

Shares or Share Units. An accounting entry representing the right to receive an equivalent number of shares of Stock.

Share Deferral Account or Account. The Account or Accounts established annually by an election by a Participant to make Employee Contributions to the Plan, with each Account relating to a Plan Year. For each Plan Year after 2008, there shall be (1) a separate Share Deferral Account for Share Units purchased with Employee Contributions of Base Compensation (excluding Annual Bonus) and related Matching Share Units and (2) a separate Share Deferral Account for Share Units purchased with Employee Contributions of Short Term Incentive Award and/or Annual Bonus and any related Matching Share Units. Earnings on Share Units and Matching Share Units shall accrue to the respective Share Deferral Accounts where they are earned.

Short Term Incentive Award. A cash award paid by an Employer (and not by a non-Employer, such as state disability payments) under the Short Term Incentive Plan or any successor plan, together with any individual discretionary award made in connection therewith; an award under a similar plan intended by the Committee to be in lieu of an award under such Short Term Incentive Plan, including, but not limited to, Performance Units granted under the 2006 Incentive Plan or any successor plan. It shall also include any other award that the Committee designates as a Short Term Incentive Award specifically for purposes of this Plan (regardless of the purpose of the award) provided the deferral election is made in accordance with Section 409A.

Specified Employee. Any Participant who is a “Key Employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by AT&T in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). All Participants who are determined to be Key Employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Key Employees for purposes of the Plan during the 12-month period that begins on the first day of the 4th month following the close of such identification period.

Stock. The common stock of AT&T Inc.

Subsidiary. Any corporation, partnership, venture or other entity or business with which AT&T would be considered a single employer under Sections 414(b) and (c) of the Code, using 50% as the ownership threshold as provided under Section 409A of the Code.

Termination of Employment. References herein to “Termination of Employment," “Terminate Employment” or a similar reference, shall mean the event where the Employee has a “separation from service,” as defined under Section 409A, with all Employers. For purposes of this Plan, a Termination of Employment with respect to an Employer shall be deemed to also occur when such Employer incurs a Change in Control.

Article 3 - Administration of the Plan

3.1    The Committee.
Except as delegated by this Plan or by the Committee, the Committee shall be the administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions and determine all questions of administration, interpretation and application of the Plan, including, without limitation, questions and determinations of eligibility, entitlement to benefits and payment of benefits, all in its sole and absolute discretion. The Committee may further establish, adopt or revise such rules and regulations and such additional terms and conditions regarding participation in the Plan as it may deem necessary or advisable for the administration of the Plan. References in this Plan to determinations or other actions by AT&T, herein, shall mean actions authorized by the Committee, the Chief Executive Officer, the Senior Executive Vice President of AT&T in charge of Human Resources, or their respective successors or duly authorized delegates, in each case in the discretion of such person. All decisions by the Committee, its delegate or AT&T, as applicable, shall be final and binding.

3.2    Authorized Shares of Stock.

(a) Except as provided below, the number of shares of Stock which may be distributed pursuant to the Plan, exclusive of Article 8 - Options, is 76,000,000. The number of shares of Stock which may be issued pursuant to the exercise of Stock Options is 34,000,000 (together with an equal number of Stock Options). In determining the number of authorized shares remaining available for issuance, shares withheld for taxes in a distribution shall not be considered issued and shall not reduce the number of authorized shares. When an Option is exercised, the authorized shares of Stock that may be issued pursuant to an Option exercise shall be reduced by the number of Options so exercised. To the extent an Option issued under this Plan is canceled, terminates, expires, or lapses for any reason, such Option shall again be available for issuance under the Plan. Conversions of Stock awards into Share Units and their eventual distribution (excluding the effects of any dividends on such Share Units) shall count only against the limits of the plans from which they originated and shall not be applied against the limits in this Plan. To the extent Share Units are credited through deferrals of Stock or Employee Contributions where the distribution of which would be deductible by AT&T under Section 162(m) of the Code without regard to the size of the distribution, and such deductible Share Units are available for distribution, such Share Units shall be distributed first.

(b) In the event the Committee determines that continuing the issuance of Share Units under the Plan or Stock Options under the Plan may cause the number of shares of Stock that are to be distributed under this Plan or the number of Stock Options (as determined pursuant to subsection (a), above) to exceed the number of authorized shares of Stock, then in lieu of distributing Stock, the Committee may provide after such determination and only with respect to Share Units that have not theretofore been credited to a Share Deferral Account, that such Share Units may be settled in cash equal to the value of the Stock that would otherwise be distributed based on the FMV of the Stock on the date of the distribution of such Share Unit. The Committee may also provide after such determination and only with respect to Stock Options that have not theretofore been issued that such Stock Options may only be settled on a Net-Settled basis in cash equal to the value of the Stock that would otherwise be distributed based on the FMV of the Stock on the day of exercise.

(c) In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, share combination, or other change in the corporate structure of AT&T affecting the shares of Stock (including a conversion of Stock into cash or other property), such adjustment shall be made to the number and class of the shares of Stock which may be delivered under the Plan (including but not limited to individual limits), and in the number and class of and/or price of shares of Stock subject to outstanding Options granted under the Plan, and/or in the number of outstanding Options and Share Units, or such other adjustment determined by the Committee, in each case as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

3.3    Claims and Appeals.
(a)    Claims. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Executive Compensation Administration Department, setting forth his or her claim. The request must be addressed to the AT&T Executive Compensation Administration Department at its then principal place of business.
(b)    Claim Decision. Upon receipt of a claim, the AT&T Executive Compensation Administration Department shall review the claim and provide the Claimant with a written notice of its decision within a reasonable period of time, not to exceed ninety (90) days, after the claim is received. If the AT&T Executive Compensation Administration Department determines that special circumstances require an extension of time beyond the initial ninety (90)- day claim review period, the AT&T Executive Compensation Administration Department shall notify the Claimant in writing within the initial ninety (90)-day period and explain the special circumstances that require the extension and state the date by which the AT&T Executive Compensation Administration Department expects to render its decision on the claim. If this notice is provided, the AT&T Executive Compensation Administration Department may take up to an additional ninety (90) days (for a total of one hundred eighty (180) days after receipt of the claim) to render its decision on the claim.
If the claim is denied by the AT&T Executive Compensation Administration Department, in whole or in part, the AT&T Executive Compensation Administration Department shall provide a written decision using language calculated to be understood by the Claimant and setting forth: (i) the specific reason or reasons for such denial; (ii) specific references to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) a description of the Plan’s procedures for review of denied claims and the steps to be taken if the Claimant wishes to submit the claim for review; (v) the time limits for requesting a review of a denied claim under this section and for conducting the review under this section; and (vi) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim is denied following review under this section.
(c)    Request for Review. Within sixty (60) days after the receipt by the Claimant of the written decision on the claim provided for in this section, the Claimant may request in writing that the Committee review the determination of the AT&T Executive Compensation Administration Department. Such request must be addressed to the Committee at the address for giving notice in this Plan. To assist the Claimant in deciding whether to request a review of a denied claim or in preparing a request for review of a denied claim, a Claimant shall be provided, upon written request to the Committee and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. The Claimant or his or her duly authorized representative may, but need not, submit a statement of the issues and comments in writing, as well as other documents, records or other information relating to the claim for consideration by the Committee. If the Claimant does not request a review by the Committee of the AT&T Executive Compensation Administration Department’s decision within such sixty (60)-day period, the Claimant shall be barred and stopped from challenging the determination of the AT&T Executive Compensation Administration Department.
(d)    Review of Decision. Within sixty (60) days after the Committee’s receipt of a request for review, the Administrator will review the decision of the AT&T Executive Compensation Administration Department. If the Committee determines that special circumstances require an extension of time beyond the initial sixty (60)-day review period, the Committee shall notify the Claimant in writing within the initial sixty (60)-day period and explain the special circumstances that require the extension and state the date by which the Committee expects to render its decision on the review of the claim. If this notice is provided, the Committee may take up to an additional sixty (60) days (for a total of one hundred twenty (120) days after receipt of the request for review) to render its decision on the review of the claim.
During its review of the claim, the Committee shall:
(1)    Take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim conducted pursuant to this section;
(2)    Follow reasonable procedures to verify that its benefit determination is made in accordance with the applicable Plan documents; and
(3)    Follow reasonable procedures to ensure that the applicable Plan provisions are applied to the Participant to whom the claim relates in a manner consistent with how such provisions have been applied to other similarly-situated Participants.

After considering all materials presented by the Claimant, the Committee will render a decision, written in a manner designed to be understood by the Claimant. If the Committee denies the claim on review, the written decision will include (i) the specific reasons for the decision; (ii) specific references to the pertinent provisions of this Plan on which the decision is based; (iii) a statement that the Claimant is entitled to receive, upon request to the Committee and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.
The Committee shall serve as the final review committee under the Plan and shall have sole and complete discretionary authority to administer, interpret, construe and apply the Plan provisions, and determine all questions of administration, interpretation, construction, and application of the Plan, including questions and determinations of eligibility, entitlement to benefits and the type, form and amount of any payment of benefits, all in its sole and absolute discretion. The Committee shall further have the authority to determine all relevant facts and related issues, and all documents, records and other information relevant to a claim conclusively for all parties, and in accordance with the terms of the documents or instruments governing the Plan. Decisions by the Committee shall be conclusive and binding on all parties and not subject to further review.
In any case, a Participant or Beneficiary may have further rights under ERISA. The Plan provisions require that Participants or Beneficiary pursue all claim and appeal rights described in this section before they seek any other legal recourse regarding claims for benefits.

Article 4 - Contributions

4.1    Election to Make Contributions.
(a)The Committee shall establish dates and other conditions for participation in the Plan and making contributions as it deems appropriate. Except as otherwise provided by the Committee, each year an Employee who is an Eligible Employee as of September 30 may thereafter make an election on or prior to the last Business Day of the immediately following November (such election shall be cancelled if the Employee is not an Eligible Employee on the last day such an election may be made) to contribute on a pre-tax basis, through payroll deductions, any combination of the following:

(1) From 6% to 30% (in whole percentage increments) of the Participant’s monthly Base Compensation, other than Annual Bonus, during the calendar year (the Plan Year for such contributions) following the calendar year of such election. The Employee Contributions shall be used to acquire Share Units to be credited to the Share Deferral Account for that Plan Year.

(2) Up to 95% (in whole percentage increments or limited to the target amount) of a Short Term Incentive Award, or from 6% to 30% (in whole percentage increments) of Annual Bonus, in each case such contributions shall be made during the second calendar year (which is the Plan Year for such contributions) following the year of such election, except that in 2008 a separate election may be made with respect to contributions to be made in 2009. An Employee may make such an election with respect to the type of Award (Short Term Incentive Award or Annual Bonus) that the Employee is under as of the time the Employee’s eligibility to make such election is determined. If because of a promotion or otherwise, the Employee receives a different type of Award instead of, or in partial or full replacement for, the type of Award subject to the Employee’s election for the relevant Plan Year, the election will apply to the other Award as well, including but not limited to any individual discretionary award related thereto.

    (b) The Committee may permit an Eligible Employee to make an election to purchase Share Units under this Plan with compensation other than Base Compensation or Short Term

Incentive Awards on such terms and conditions as such Committee may permit from time to time, provided that any such election is made in accordance with Section 409A of the Code. In no event shall an acquisition of Share Units pursuant to this paragraph (b) or pursuant to the conversion of a right to receive Stock into Share Units (such as through a distribution of Stock under the 2001 Incentive Plan) result in the crediting of an AT&T Matching Contribution or Options.

(c) Notwithstanding anything to the contrary in this Plan, no election shall be effective to the extent it would permit an Employee Contribution or distribution to be made that is not in compliance with Section 409A of the Code. To the extent such election related to Employee Contributions that complied with such statute and regulations thereunder, that portion of the election shall remain valid, except as otherwise provided under this Plan.

(d) To the extent permitted by Section 409A of the Code, AT&T may refuse or terminate, in whole or in part, any election to purchase Share Units in the Plan at any time; provided, however, that only the Committee may take such action with respect to persons who are Officer Level Employees.

4.2    Purchase of Share Units.
(a) Employee Contributions (as well as any corresponding AT&T Matching Contributions) shall be made pursuant to a proper election, only during the Participant’s lifetime; provided, however, with respect to Employee Contribution elections made prior to 2007, the Employee must remain an Eligible Employee while making any such contributions. In the event of a Change in Control of an Employer, subsequent compensation from the Employer may not be contributed to the Plan. The Employer may continue the then current elections of the participants under a subsequent plan in order to comply with applicable tax laws.

(b) The number of Share Units purchased by a Participant during a calendar month shall be found by dividing the Participant's Employee Contributions during the month by the FMV of a share of Stock on the last day of such month.

(c) A contribution to the Plan shall be made when the compensation – from which the contribution is to be deducted – is to be paid (“paid,” as used in this Plan, includes amounts contributed to the Plan that would have been paid were it not for an election under this Plan), as determined by the relevant Employer. The Committee may modify or change this paragraph (c) from time to time.

4.3    Reinvestment of Dividends.
In the month containing a record date for a cash dividend on Stock, each Share Deferral Account shall be credited with that number of Share Units equal to the declared dividend per share of Stock, multiplied by the number of Share Units held in such Share Deferral Account as of such record date, and dividing the product by the FMV of a share of Stock on the last day of such month.

Article 5 - AT&T Matching Contributions

5.1    AT&T Match.
    (a) Each month AT&T shall credit the Participant's relevant Share Deferral Account with the number of “Matching Share Units” found by taking the percentage of company matching contribution that the Employee is eligible to receive under the AT&T Retirement Savings Plan (or such other 401(k) plan of an Employer that the Employee is eligible to participate in) multiplied by the Participant's Employee Contributions from Base Compensation made to this Plan and to the Cash Deferral Plan during the month with respect to the first six percent (6%) of the Participant’s monthly Match Eligible Compensation (as defined below) and dividing the resulting figure by the FMV of the Stock on the last day of such month (such resulting amount shall be the “Matching Contribution”). The monthly “Match Eligible Compensation” shall be the sum of:

(1) the monthly Employee Contributions from Base Compensation to this Plan and the Cash Deferral Plan (in the aggregate, “Deferred BC”), plus

(2) the amount of the Participant’s monthly Base Compensation in excess of the Deferred BC (“Non-Deferred BC”) but only to the extent such monthly Non-Deferred BC, when aggregated with the Participant’s total Non-Deferred BC for prior months in such Plan Year, as determined by the relevant Employer, exceeds the limit in effect under Section 401(a)(17) of the Code applicable with respect to such Plan Year.

The foregoing formula shall apply regardless of whether or not the Participant makes contributions to a 401(k) plan.

    A Participant may receive Matching Share Units in a Share Deferral Account for a particular form of compensation only if the Participant is then making contributions to the same Share Deferral Account; provided, however, this condition shall not apply for purposes of determining under Section 5.1(a)(2) whether the limit described therein has been reached.

    As provided in the definition of Share Deferral Account, Matching Share Units shall be credited to the respective Share Deferral Account that is related to the same form of Employee Contributions (either (1) Base Compensation excluding Annual Bonus or (2) Annual Bonus).

    (b) In the sole discretion of the Committee, in the event the Committee reduces the number of Options that AT&T issues for each Share Unit purchased, the Committee may provide for the contribution of a Bonus Matching Contribution on such terms as the Committee determines. Such Bonus Matching Contribution may not exceed 20% of the Participant’s Employee Contributions for the month. The Bonus Matching Contribution shall be subject to such terms and conditions as required by the Committee and, unless otherwise provided by the Committee, to the same distribution requirements as Matching Contributions. Pursuant to the foregoing authority and until otherwise provided by the Committee, effective for Share Accounts created pursuant to Employee Contribution elections where such elections are made after January 1, 2010, AT&T shall make Bonus Matching Contributions equal to 20% of the Participant’s monthly Employee Contributions from each of Base Compensation and Short Term Incentive Award (not to exceed the target amount of such award, which limit shall be pro rated for any partial year award). Such Bonus Matching Contribution shall be used to purchase that number of Matching Share Units found by dividing the relevant Bonus Matching Contribution for the month by the FMV of the Stock on the last day of such month.

5.2    Distribution of Share Units Acquired with Matching Contributions.
A Participant's Matching Share Units shall be distributed in a lump sum, in accordance with the Plan's distribution provisions, in the earlier of: (a) the calendar year following the calendar year of the Termination of Employment of the Participant, or (b) the calendar year in which the Participant reaches age 55, in each case only with respect to Matching Share Units relating to Share Deferral Accounts for Plan Years before such distribution calendar year.

Matching Share Units acquired as part of a Share Deferral Account that commences in or after the calendar year the Employee reaches age 55 or after the calendar year in which the Employee Terminates Employment will be distributed in the same manner and time as other Share Units in such Share Deferral Account.

Notwithstanding anything to the contrary in this section, Matching Share Units acquired in 2008 and later shall be distributed at the same time as other Share Units (including those acquired with Employee Contributions) in the same Share Deferral Account.

Article 6 - Distributions

6.1    Distributions of Share Units.
(a) Initial Election with Respect to a Share Deferral Account. At the time the Participant makes an election to make Employee Contributions with respect to a Share Deferral Account, the Participant shall also elect the calendar year the Share Deferral Account shall be distributed, which may be from the first through fifth calendar years after the Plan Year the Account commenced (except as otherwise provided in this Plan with respect to Matching Share Units). For example, if an Account commenced in 2005, the Participant may elect to commence the distribution in any calendar year from and including 2006 to and including 2010. If no timely distribution election is made by the Participant, then the Participant will be deemed to have made an election to have the Share Deferral Account distributed in a single installment in the first calendar year after the calendar year the Account commenced.

(b) Election to Delay a Scheduled Distribution.
(i)An Employee may elect to defer a scheduled distribution of a Share Deferral Account for five (5) additional calendar years beyond that previously elected (except as otherwise provided in this Plan with respect to Matching Share Units). Unless otherwise provided by AT&T, the election to defer the distribution must be made on or after October 16, and on or before the last Business Day of the next following December, of the calendar year that is the second calendar year preceding the calendar year of the relevant scheduled distribution.
(ii)To make this election, the Participant must be an Employee that is, as determined by AT&T, a member of Employer’s “select group of management or highly compensated employees” within the meaning of ERISA on the September 30 immediately preceding such election and on the day of such election.
(iii)An election to defer the distribution of a Share Deferral Account may not be made in the same calendar year that the election to establish the Share Deferral Account is made. Notwithstanding anything to the contrary in this Plan:
a.an election to defer the distribution of a Share Deferral Account must be made at least 12 months prior to the date of the first scheduled payment under the prior distribution election, and
b.the election shall not take effect until at least 12 months after the date on which the election is made.

(c) A Participant’s Share Deferral Account shall be distributed to the Participant on March 10 (or as soon thereafter as administratively practicable as determined by AT&T) of the calendar year elected by the Participant for that Account. In the event the distribution is to be made to a “Specified Employee” as a result of the Participant’s Termination of Employment (other than as a result of a Change in Control), the distribution shall not occur until the later of such March 10 or six (6) months after the Termination of Employment, except it shall be distributed upon the Participant’s earlier death in accordance with this Plan.

6.2    Death of the Participant.
In the event of the death of a Participant, notwithstanding anything to the contrary in this Plan, all undistributed Share Deferral Accounts shall be distributed to the Participant's beneficiary in accordance with the AT&T Rules for Employee Beneficiary Designations, as the same may be amended from time to time, within the later of 90 days following such determination or the end of the calendar year in which determination was made.

6.3    Unforeseeable Emergency Distribution.
If a Participant experiences an “Unforeseeable Emergency,” the Participant may submit a written petition to AT&T (the Committee in the case of Officer Level Employees), to receive a partial or full distribution of his Share Deferral Account(s). In the event that AT&T (the Committee in the case of Officer Level Employees), upon review of the written petition of the Participant, determines in its sole discretion that the Participant has suffered an “Unforeseeable Emergency,” AT&T shall make a distribution to the Participant from the Participant’s Share

Deferral Accounts (other than Matching Share Units), on a pro-rata basis, within the later of 90 days following such determination or the end of the calendar year in which determination was made, subject to the following:

(a)    “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s legal spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee. Whether a Participant is faced with an Unforeseeable Emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency shall not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

(b)    The amount of a distribution to be made because of an Unforeseeable Emergency shall not exceed the lesser of (i) the FMV of the Participant's vested Share Deferral Account, calculated as the date on which the amount becomes payable, as determined by AT&T (the Committee in the case of Officer Level Employees) in its sole discretion, and (ii) the amount reasonably necessary, as determined by the AT&T (the Committee in the case of Officer Level Employees) in its sole discretion, to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). Determinations of the amount reasonably necessary to satisfy the emergency need shall take into account any additional compensation that is available if the plan provides for cancellation of a deferral election upon a payment due to an Unforeseeable Emergency. The determination of amounts reasonably necessary to satisfy the Unforeseeable Emergency need is not required to, but may, take into account any additional compensation that, due to the Unforeseeable Emergency, is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions under Treasury Regulation §1.409A-6.

(c)    Upon such distribution on account of an Unforeseeable Emergency under this Plan, any election to make Employee Contributions by such Participant shall be immediately cancelled, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

6.4    Ineligible Participant.
Notwithstanding any other provisions of this Plan to the contrary, if AT&T receives an opinion from counsel selected by AT&T, or a final determination is made by a Federal, state or local government or agency, acting within its scope of authority, to the effect that an individual’s continued participation in the Plan would violate applicable law, then such person shall not make further contributions to the Plan to the extent permitted by Section 409A of the Code.

6.5    Conflict of Interest Distribution.
    AT&T may in its sole discretion accelerate a distribution(s) to the Participant, provided he or she is no longer actively employed by AT&T: (a) to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government or (b) to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the service provider to participate in activities in the normal course of his or her position in which the service provider would otherwise not be able to participate under an applicable rule). Any such distribution may only be made in accordance with Section 409A of the Code and the regulations thereunder.

6.6    Distribution Process.
A Share Deferral Account shall be distributed under this Plan by taking the number of Share Units comprising the Account to be distributed and converting them into an equal number of shares of Stock. (Once distributed, a Share Unit shall be canceled.)

Article 7 - Transition Provisions

7.1    Stockholder Approval
The Plan was approved by Stockholders at the 2005 Annual Meeting of Stockholders.

7.2    2005 Share Deferral Accounts.
Notwithstanding Article 4 to the contrary, if an Employee is an Eligible Employee on September 30, 2004, the Employee may make an election under Article 4 on or prior to December 15, 2004, with respect to the establishment of a Share Deferral Account for the (i) contribution of Base Compensation and/or Short Term Incentive Awards paid during the period from January 1, 2005, through January 15, 2006, which shall be the Plan Year for such Share Deferral Account; and/or (ii) the conversion of a distribution of Stock that would be made during the same Plan Year pursuant to the 2001 Incentive Plan into an equal number of Share Units, so long as such conversion would not cause the recognition of income for Federal income tax purposes in respect of such distribution of Stock prior to distribution of Share Units under this Plan.

7.3    2007 Amendments.
(a) Amendments made to the Plan on November 15, 2007, shall be effective January 1, 2008. except for amendments to this Article 7, which shall be effective upon adoption. Any Participants electing prior to November 15, 2007, to make Employee Contributions in 2008 shall have their elections canceled if they do not consent by December 14, 2007, to all prior amendments to this Plan and to the Cash Deferral Plan. Subject to the foregoing consent requirements, all Employee Contribution elections made prior to 2008, including but not limited to elections to contribute Stock that would be distributed under the 2001 Incentive Plan or a successor plan, shall remain in force, subject to all other terms of the amended Plan. In addition, all unvested but not forfeited Matching Share Units shall vest on November 15, 2007. Matching Shares that have been forfeited shall not be reinstated, and no amendment to this Plan shall be interpreted as reinstating such forfeitures.

(b) Not withstanding anything to the contrary in this Plan, a Participant who as of December 29, 2006, was eligible for an additional payment pursuant to Section 4A of the BellSouth Corporation Executive Incentive Award Deferral Plan shall not, with respect to the 2008 Plan Year, receive Matching Share Units on Base Compensation that exceeds $230,000.

7.4    2008 Amendments.
    For Plan Years prior to 2009, Participants who, at the time of the determination of their eligibility to participate in an Account, are paid through a “sales plan” involving the use of commissions may elect to contribute up to 40% of Base Compensation. For the 2008 Plan Year, only Salary and Short Term Incentive Awards paid after Termination of Employment may be contributed to the Plan.

Article 8 - Options

8.1    Grants.
Options may be issued in definitive form or recorded on the books and records of AT&T for the account of the Participant, at the discretion of AT&T. If AT&T elects not to issue the Options in definitive form, they shall be deemed issued, and the Participants shall have all rights incident thereto as if they were issued on the dates provided herein, without further action on the part of AT&T or the Participant. In addition to the terms herein, all Options shall be subject to such additional provisions and limitations as provided in any Administrative Procedures adopted by the Committee prior to the issuance of such Options. The number of Options issued to a Participant shall be reflected on the Participant's annual statement of account.

8.2    Term of Options.
The Options may only be exercised: (a) after the earlier of (i) the expiration of one (1) year from date of issue or (ii) the Participant's Termination of Employment, and (b) no later than the tenth (10th) anniversary of their issue; and Options shall be subject to earlier termination as provided herein.

8.3    Exercise Price.
The Exercise Price of an Option shall be the FMV of the Stock on the date of issuance of the Option, and an Option may not be repriced.

8.4    Issuance of Options.

(a) For each Share Deferral Account established by a Participant pursuant to an Employee Contribution election where such election was made prior to January 1, 2010:

(1) on June 15 of the Plan Year for the Share Deferral Account, the Participant shall receive two (2) Options for each Share Unit acquired by the Participant as part of such Share Deferral Account during the immediately preceding January through May period with Employee Contributions of Base Compensation and/or Short Term Incentive Award. A fractional number of Options shall be rounded up to the next whole number.

(2) on the February 15 immediately following the Plan Year for the Share Deferral Account, a Participant shall receive:

(i)two (2) Options for each Share Unit acquired by the Participant as part of such Share Deferral Account during the immediately preceding June through the remainder of the relevant Plan Year with Employee Contributions of Base Compensation and/or Short Term Incentive Award; and

(ii)    two (2) Options for each Share Unit acquired prior to such date by the Participant with dividend equivalents that were derived, directly or indirectly (such as dividend equivalents paid on Share Units acquired with dividend equivalents), from Share Units acquired with Employee Contributions as part of such Share Deferral Account.

(b) A fractional number of Options shall be rounded up to the next whole number.

(c) If Stock is not traded on the NYSE on any of the foregoing Option issuance dates, then the Options shall not be issued until the next such day on which Stock is so traded.

(d) If a Participant Terminates Employment other than (i) while Retirement eligible or (ii) because of death or Disability, no further Options shall be issued to or with respect to such Participant. In the event of re-Employment following a Termination of Employment, the preceding sentence shall not apply to those Options resulting from participation in the Plan after such re-Employment until a subsequent Termination of Employment.

(e) No more than 400,000 Options shall be issued to any individual under this Plan during a calendar year. No Share Unit may be counted more than once for the issuance of Options.

(f) The Committee may, in its sole discretion, at any time, increase or lower the number of Options that are to be issued for each Share Unit acquired, not to exceed two (2) Options per Share Unit purchased. However, if the Committee lowers the number of Options, then such change shall only be effective with respect to the next Share Deferral Account a Participant may elect to establish.

(g) The Committee may also, at any time and in any manner, limit the number of Options which may be acquired as a result of the Short Term Incentive Award being contributed to the Plan. Further, except as otherwise provided by the Committee, in determining the number of Options to be issued to a Participant with respect to a Participant's contribution of a Short Term Incentive Award to the Plan and subsequent crediting of Share Units, Options may be issued only with respect to an amount which does not exceed the target amount of such award (or such other portion of the award as may be determined by the Committee). Where a Participant’s election to contribute a Short Term Incentive Award to the Plan becomes applicable to Annual Bonus, the above limitation on options shall apply to the contribution of Annual Bonus as though it were a Short Term Incentive Award.

(h) No options shall be issued to or in respect of a Participant for a particular issuance, unless at least ten (10) Options will be issued to that Participant.

8.5    Exercise and Payment of Options.
Options shall be exercised by providing notice to the designated agent selected by AT&T (if no such agent has been designated, then to AT&T), in the manner and form determined by AT&T, which notice shall be irrevocable, setting forth the exact number of shares of Stock with respect to which the Option is being exercised and including with such notice payment of the Exercise Price. When Options have been transferred, AT&T or its designated agent may require appropriate documentation that the person or persons exercising the Option, if other than the Participant, has the right to exercise the Option. No Option may be exercised with respect to a fraction of a share of Stock.

Exercises of Options may be effected only on days and during the hours that the New York Stock Exchange is open for regular trading or as otherwise provided or limited by AT&T. If an Option expires on a day or at a time when exercises are not permitted, then the Options may be exercised no later than the immediately preceding date and time that the Options were exercisable.

The Exercise Price shall be paid in full at the time of exercise. No Stock shall be issued or transferred until full payment has been received therefore.

Payment may be made:

(a) in cash, or

(b) unless otherwise provided by the Committee at any time, and subject to such additional terms and conditions and/or modifications as AT&T may impose from time to time, and further subject to suspension or termination of this provision by AT&T at any time, by:

(i) electing a Stock-Settled Exercise on or after February 1, 2013. Upon exercise of Options through a Stock-Settled Exercise, the Participant shall receive that number of shares of Stock found by (1) subtracting the Exercise Price of an Option being exercised (on a per share basis) from the FMV of the Stock as of the immediately preceding day that the Stock was traded on the NYSE, (2)

multiplying the difference by the number of Options being exercised, and (3) dividing the result by the same FMV. For example, a Participant exercises 1,000 Options with an Exercise Price of $30 (exercises may only occur on a day when the NYSE is open for regular trading) and the FMV for the immediately preceding trading day was $40. In that case, the Participant would receive his $10,000 profit in the form of 250 shares of Stock, subject to tax withholding and any other costs provided under this Plan.

or;

(ii) if AT&T has designated a stockbroker to act as AT&T's agent to process Option exercises, issuance of an exercise notice to such stockbroker together with instructions irrevocably instructing the stockbroker: (A) to immediately sell (which shall include an exercise notice that becomes effective upon execution of a sell order) a sufficient portion of the Stock to pay the Exercise Price of the Options being exercised and the required tax withholding, and (B) to deliver on the settlement date the portion of the proceeds of the sale equal to the Exercise Price and tax withholding to AT&T. In the event the stockbroker sells any Stock on behalf of a Participant, the stockbroker shall be acting solely as the agent of the Participant, and AT&T disclaims any responsibility for the actions of the stockbroker in making any such sales. No Stock shall be issued until the settlement date and until the proceeds (equal to the Exercise Price and tax withholding) are paid to AT&T.

8.6     Restrictions on Exercise and Transfer.
No Option shall be transferable except: (a) upon the death of a Participant in accordance with AT&T's Rules for Employee Beneficiary Designations, as the same may be amended from time to time; and (b) in the case of any holder after the Participant's death, only by will or by the laws of descent and distribution. During the Participant's lifetime, the Participant's Options shall be exercisable only by the Participant or by the Participant's guardian or legal representative. After the death of the Participant, an Option shall only be exercised by the holder thereof (including but not limited to an executor or administrator of a decedent's estate) or his or her guardian or legal representative. In each such case the Option holder shall be considered a Participant for the limited purpose of exercising such Options.

8.7    Termination of Employment.
(a) Not Retirement Eligible. Unless otherwise provided by the Committee, if a Participant Terminates Employment while not Retirement eligible, a Participant's Options may be exercised, to the extent then exercisable:

(i) if such Termination of Employment is by reason of death or Disability, then for a period of three (3) years from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is shorter; or

(ii) if such Termination of Employment is for any other reason, then for a period of one (1) year from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is shorter.

(b) Retirement Eligible. Unless otherwise provided by the Committee, if a Participant Terminates Employment while Retirement eligible, the Participant's Option may be exercised, to the extent then exercisable: (i) for a period of five (5) years from the date of Retirement or (ii) until the expiration of the stated term of such Option, whichever period is shorter.

    (c) Re-Employment of a Participant after a Termination of Employment shall have no effect on the periods during which Options resulting from the prior Employment may be exercised. For example, if the Option exercise period has been shortened because of the prior Termination of Employment, it shall not be extended because of the re-Employment.

    (d) Notwithstanding any other definition of Termination of Employment under this Plan, for purposes of this Article 8 – Options only, a Termination of Employment shall mean the cessation of the Employee being employed by any corporation, partnership, venture or other entity in which AT&T holds, directly or indirectly, a 50% or greater ownership interest, including but not limited to where AT&T ceases to hold such interest in the employing company. In addition, the definition of Retirement for purposes of this Article 8 shall use the immediately foregoing definition of Termination of Employment in lieu of any other definition.

Article 9 - Discontinuation, Termination, Amendment.

9.1    AT&T's Right to Discontinue Offering Share Units.
The Committee may at any time discontinue offerings of Share Units under the Plan. Any such discontinuance shall have no effect upon existing Share Units or the terms or provisions of this Plan as applicable to such Share Units.

9.2    AT&T's Right to Terminate Plan.
The Committee may terminate the Plan at any time. Upon termination of the Plan, contributions shall no longer be made under the Plan.

After termination of the Plan, Participants shall continue to earn dividend equivalents in the form of Share Units on undistributed Share Units and shall continue to receive all distributions under this Plan at such time as provided in and pursuant to the terms and conditions of Participant's elections and this Plan. Notwithstanding the foregoing, the termination of the Plan shall be made solely in accordance with Section 409A of the Code and in no event shall cause the accelerated distribution of any Account unless such termination is effected in accordance with Section 409A of the Code.

9.3    Amendment.
The Committee may at any time amend the Plan in whole or in part including but not limited to changing the formulas for determining the amount of AT&T Matching Contributions under Article 5 or decreasing the number of Options to be issued under Article 8; provided, however, that no amendment, including but not limited to an amendment to this section, shall be effective, without the consent of a Participant, to alter, to the material detriment of such Participant, a Share Deferral Account of the Participant, other than as provided elsewhere in this section. For purposes of this section, an alteration to the material detriment of a Participant shall include, but not be limited to, a material reduction in the period of time over which Stock may be distributed to a Participant, any reduction in the Participant's number of vested Share Units or Options, or an increase in the Exercise Price or decrease in the term of an Option. Any such consent may be in a writing, telecopy, or e-mail or in another electronic format. An election to acquire Share Units with Employee Contributions shall be conclusively deemed to be the consent of the Participant to any and all amendments to the Plan prior to such election, and such consent shall be a condition to making any election with respect to Employee Contributions.

Notwithstanding anything to the contrary contained in this section of the Plan, the Committee may modify this Plan with respect to any person subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) to place additional restrictions on the exercise of any Option or the transfer of any Stock not yet issued under the Plan.

The Plan is established in order to provide deferred compensation to a select group of management and highly compensated employees with in the meaning of Sections 201(2) and 301(a)(3) of ERISA. To the extent legally required, the Code and ERISA shall govern the Plan, and if any provision hereof is in violation of an applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith to the extent permitted under the Code and ERISA. The Company also reserves the right to make such other changes as may facilitate implementation of Section 409A of the Code. Provided, however, that in no event shall any such amendments be made in violation of the requirements of Section 409A of the Code.

Article 10 – Miscellaneous.

10.1    Tax Withholding.
Upon distribution of Stock, including but not limited to, shares of Stock issued upon the exercise of an Option, AT&T shall withhold shares of Stock sufficient in value, using the FMV on the date determined by AT&T to be used to value the Stock for tax purposes, to satisfy the minimum amount of Federal, state, and local taxes required by law to be withheld as a result of such distribution. Employment taxes incurred by a Participant on Employee Contributions and on Matching Contributions shall be withheld from the Participant’s regular wages or paid in cash by the Participant as they become due.

Any fractional share of Stock payable to a Participant shall be withheld as additional Federal withholding, or, at the option of AT&T, paid in cash to the Participant.

Unless otherwise determined by the Committee, when the method of payment for the Exercise Price is from the sale by a stockbroker pursuant to Section 8.5, hereof, of the Stock acquired through the Option exercise, then the tax withholding shall be satisfied out of the proceeds. For administrative purposes in determining the amount of taxes due, the sale price of such Stock shall be deemed to be the FMV of the Stock.

10.2    Elections and Notices.
Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind under this Plan shall be made (1) on forms prepared by AT&T or the General Counsel, Secretary or Assistant Secretary, or their respective delegates, or (2) in such other manner as permitted or required by AT&T or the General Counsel, Secretary or Assistant Secretary, or their respective delegates, including through electronic means, over the Internet or otherwise. An election shall be deemed made when received by AT&T (or its designated agent, but only in cases where the designated agent has been appointed for the purpose of receiving such election), which may waive any defects in form. Unless made irrevocable by the electing person, each election with regard to making Employee Contributions or distributions of Share Deferral Accounts shall become irrevocable at the close of business on the last day the Employee is permitted to make such election. Notwithstanding anything to the contrary in this Plan, AT&T may place additional limits on the times during which elections may be made to make contribution(s) or to delay distribution(s).

    If not otherwise specified by this Plan or AT&T, any notice or filing required or permitted to be given to AT&T under the Plan shall be delivered to the principal office of AT&T, directed to the attention of the Senior Executive Vice President in charge of Human Resources for AT&T or his or her successor. Such notice shall be deemed given on the date of delivery.

Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant's work or home address as shown on the records of AT&T or, at the option of AT&T, to the Participant's e-mail address as shown on the records of AT&T. It is the Participant's responsibility to ensure that the Participant's addresses are kept up to date on the records of AT&T. In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants' work locations.

By participating in the Plan, each Participant agrees that AT&T may provide any documents required or permitted under the Federal or state securities laws, including but not limited to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, by e-mail, by e-mail attachment, or by notice by e-mail of electronic delivery through AT&T's Internet Web site or by other electronic means.

10.3    Unsecured General Creditor.
Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of any Employer. No assets of any Employer shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of any Employer under this Plan. Any and all of each Employer's assets shall be, and remain, the general, unpledged, unrestricted assets of such Employer. The only obligation of an Employer under the Plan shall be merely that of an unfunded and unsecured promise of AT&T to distribute shares of Stock corresponding to Share Units and Options, under the Plan.

10.4    Non-Assignability.
Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, shares of Stock corresponding to Share Units under the Plan, if any, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the Stock distributable shall, prior to actual distribution, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.5    Employment Not Guaranteed.
Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any employee any right to be retained in the employ of an Employer or to serve as a director.

10.6    Errors.
At any time AT&T or an Employer may correct any error made under the Plan without prejudice to AT&T or any Employer. Neither AT&T nor any Employer shall be liable for any damages resulting from failure to timely allow any contribution to be made to the Plan or for any damages resulting from the correction of, or a delay in correcting, any error made under the Plan. In no event shall AT&T or any Employer be liable for consequential or incidental damages arising out of a failure to comply with the terms of the Plan.

10.7    Captions.
The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

10.8    Governing Law.
To the extent not preempted by Federal law, the Plan, and all benefits and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Texas, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

Because benefits under the Plan are granted in Texas, records relating to the Plan and benefits thereunder are located in Texas, and the Plan and benefits thereunder are administered in Texas, AT&T and the Participant under this Plan, for themselves and their successors and assigns, irrevocably submit to the exclusive and sole jurisdiction and venue of the state or Federal courts of Texas with respect to any and all disputes arising out of or relating to this Plan, the subject matter of this Plan or any benefits under this Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any benefits or the terms and conditions of this Plan. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Plan, and to ensure consistency in application and interpretation of the Governing Law to the Plan, the parties agree that (a) sole and exclusive appropriate venue for any such action shall be an appropriate Federal or state court in Dallas County, Texas, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Texas court, and no other, (c) such Texas court shall have sole and exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating hereto and (d) that the parties waive any and all objections and defenses to bringing any such action before such Texas court, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

10.9    Plan to Comply with Section 409A.
In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan. Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Section 409A of the Code and any provision that would conflict with such requirements shall not be valid or enforceable.

10.10    Successors and Assigns.
This Plan shall be binding upon AT&T and its successors and assigns.

10.11 Loyalty Conditions for Officer Level Employees and Senior Managers

    Each Officer Level Employee or a Senior Manager who elects to make Employee Contributions under Section 4.1 of this Plan shall be subject to the agreements and conditions of this section.

(a)By making an Employee Contribution election under Section 4.1 of this Plan after September 1, 2009, a Participant acknowledges that AT&T would be unwilling to provide for such an election but for the loyalty conditions and covenants set forth in this section, and that the conditions and covenants herein are a material inducement to AT&T’s willingness to sponsor the Plan and to offer Plan benefits for the Participants. Accordingly, as a condition to making an Employee Contribution election under Section 4.1 of this Plan after September 1, 2009, each such electing Participant is deemed to agree that he shall not, without obtaining the written consent of the Committee in advance, participate in activities that constitute engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as those terms are defined in this section.
(b)Definitions. For purposes of this section and of the Plan generally:
(i)an “Employer Business” shall mean AT&T Inc. and any of its Subsidiaries, or any business in which they or any affiliate of theirs has a substantial ownership or joint venture interest;
(ii)“engaging in competition with AT&T” shall mean, while employed by AT&T or any of its Subsidiaries, or within two (2) years after Participant’s Termination of Employment, engaging by the Participant in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer Business. “Engaging in competition with AT&T” shall not include owning a non-substantial publicly traded interest as a shareholder in a business that competes with an Employer Business. “Engaging in competition with AT&T” shall include representing or providing consulting services to, or being an employee of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.
(iii)“engaging in conduct disloyal to AT&T” means, while employed by AT&T or any of its Subsidiaries, or within two (2) years after Participant’s Termination of Employment, (i) soliciting for employment or hire, whether as an employee or as an independent contractor, for any business in competition with an Employer Business, any person employed by AT&T or any of its Subsidiaries during the one (1) year prior to the Participant’s Termination of Employment, whether or not acceptance of such position would constitute a breach of such person’s contractual obligations to AT&T or any of its Subsidiaries; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Participant had business contact on behalf of any Employer Business during the two (2) years prior to the Participant’s Termination of Employment (regardless of the reason for that termination) to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T or any of its Subsidiaries; or (iii) soliciting, encouraging, or inducing any customer or active prospective customer with whom Participant had business contact, whether in person or by other media (“Customer”), on behalf of any Employer Business during the two (2) years prior to the Participant’s Termination of Employment (regardless of the reason for that termination), to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business, or to purchase competing goods or services from a business competing with any Employer Business, or accepting or servicing business from such Customer on behalf of himself or any other business. “Engaging in conduct disloyal to AT&T” shall also mean, disclosing Confidential Information to any third party or using Confidential Information, other than for an Employer Business, or failing to return any Confidential Information to the Employer Business following termination of employment.
(iv)“Confidential Information” shall mean all information belonging to, or otherwise relating to, an Employer Business, which is not generally known, regardless of the manner in which it is stored or conveyed to Participant, and which the Employer Business has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by Participant. For example, Confidential Information includes, but is not limited to, information concerning the Employer Business’ business plans, budgets, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Employer Business, or any of the products or services made, developed or sold by the Employer Business. Confidential Information does not include information that (i) was generally known to the public at the time of disclosure; (ii) was lawfully received by Participant from a third party; (iii) was known to Participant prior to receipt from the Employer Business; or (iv) was independently developed by Participant or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by Participant or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Plan.
(c)Equitable Relief. The parties recognize that any Participant’s breach of any of the covenants in this section will cause irreparable injury to the AT&T, will represent a failure of the consideration under which AT&T (in its capacity as creator and sponsor of the Plan) agreed to provide the Participant with the opportunity to receive Plan benefits, and that monetary damages would not provide AT&T with an adequate or complete remedy that would warrant AT&T’s continued sponsorship of the Plan (including the accrual or granting of Share Units, Matching Share Units and Options) for all Participants. Accordingly, in the event of a Participant’s actual or threatened breach of the covenants in this section, the Committee, in addition to all other rights and acting as a fiduciary under ERISA on behalf of all Participants, shall have a fiduciary duty (in order to assure that AT&T receives fair and promised consideration for its continued Plan sponsorship and funding) to seek an injunction restraining the Participant from breaching the covenants in this Section. AT&T shall pay for any Plan expenses that the Committee incurs hereunder, and shall be entitled to recover from the Participant its reasonable attorneys’ fees and costs incurred in obtaining such injunctive remedies.
(d)Uniform Enforcement. In recognition of AT&T’s need for nationally uniform standards for the Plan administration, it is an absolute condition in consideration of any Participant’s ability to make Employee Contribution elections under Section 4.1 of this Plan after September 1, 2009, that each and all of the following conditions apply to all such electing Participants:
(i)ERISA shall control all issues and controversies hereunder, and the Committee shall serve for purposes hereof as a “fiduciary” of the Plan and its “named fiduciary” within the meaning of ERISA.
(ii)All litigation between the parties relating to this section shall occur in federal court, which shall have exclusive jurisdiction; any such litigation shall be held in the United States District Court for the Northern District of Texas, and the only remedies available with respect to the Plan shall be those provided under ERISA.

Attachment A
Eligibility Criteria
Stock Purchase and Deferral Plan and Cash Deferral Plan (the “Plans”)

Effective July 28, 2022

The following criteria shall apply with respect to participation in the Plans, subject to all other requirements of the Plans:

Management Employees who are “third level or above managers” (as indicated by a job level indicator of “3” or higher) or the equivalent, are eligible to participate in the Plans and shall be deemed to be included as members of “Employer's ‘select group of management or highly compensated employees’” for purposes of the Employee Retirement Income Security Act.
To be an Eligible Employee, the Employer of the Employee must be a domestic Subsidiary (a Subsidiary that is incorporated or organized under the laws of a state of the United States). Employees who are not citizens of the United States but who otherwise meet eligibility criteria must be stationed in the United States to be an Eligible Employee.
An Employee shall not be considered an Eligible Employee for purposes of making a contribution election or a further defer election under the Plans while the Employee is:
An Employee of or scheduled to become an Employee of, one of the following companies or its respective directly or indirectly held subsidiaries:
i.AT&T Technical Services Company, Inc.
ii.DIRECTV Entertainment Holdings, LLC
iii.certain joint ventures being considered by AT&T to be entered into with a third party during 2023
Each of the above companies are an “Excluded Company”. In addition, an Employee’s contribution election shall be canceled if on the last day of the calendar year for making such election, the Employee was an Employee of or scheduled to become an Employee of an Excluded Company.
Notwithstanding the foregoing, an Employee of an Excluded Company may make a contribution election and such election shall not be cancelled if such Employee is scheduled to become an Employee of a Subsidiary other than an Excluded Company as of January 1 of the Plan Year for which the election is made.
Residents of Puerto Rico or other territories of the United States (“territory”; shall not include any state of the United States) are also ineligible to participate in the Plans.
Capitalized terms used herein shall have the meanings set forth in the Plans, as applicable, unless the context requires otherwise.
Eligibility under the foregoing criteria shall be determined by the AT&T Management Compensation Group or the AT&T Executive Compensation Group, as applicable.